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                                                                       Exhibit 5


                        [PEPPER HAMILTON LLP LETTERHEAD]

                                 October 6, 1999

Bluestone Software, Inc.
1000 Briggs Road
Mount Laurel, New Jersey 08054

                     Re: Registration Statement on Form S-8
                     --------------------------------------

Dear Sir/Madam:

                  We have acted as counsel to Bluestone Software, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), relating to (i) the offer and sale of up to 3,290,328 shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock"), issuable by the Company pursuant to awards granted or available for grant under the Company's 1996 Incentive and Non-Qualified Stock Option Plan as amended and restated (the "Plan") and (ii) the offer and sale of up to 11,400 shares of Common Stock issued by the Company as a result of the exercise by certain optionees of options awarded under the Plan (collectively, the "Shares").

                  In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Articles of Incorporation and By-Laws as currently in effect, the Plan and such other documents as we have deemed appropriate. We have not performed any independent investigation other than the document examination described above. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

                  Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company issued as a result of the exercise of options granted under the Plan are, and the shares of Common Stock issuable pursuant to awards granted or available for grant under the Plan will be, when issued and paid for in accordance with the terms of the Plan and any underlying option award agreements or letters, validly issued, fully paid and non- assessable.

                  The opinion set forth above is limited to the General Corporation Law of the State of Delaware, as amended.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                  The opinion expressed herein is solely for your benefit and may be relied upon only by you.


                                         Very truly yours,



                                         /s/ Pepper Hamilton LLP
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